Exhibit 24.1

POWER OF ATTORNEY

I, James W. Brown, an independent director of FS Credit Real Estate Income Trust, Inc., hereby constitute and appoint Michael C. Forman and Edward T. Gallivan, Jr., and each of them with full power to act without the other and with full power of substitution and resubstitution, my true and lawful attorneys-in-fact with full power to execute in my name and on my behalf in their capacities as Chief Executive Officer and Chief Financial Officer, respectively, any and all amendments to the Registration Statement on Form S-11 (Registration No. 333-240261), including post-effective amendments with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and thereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

/s/ James W. Brown

James W. Brown

Independent Director